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                                                                      EXHIBIT 15



                      INDEPENDENT AUDITORS' REVIEW REPORT



The Board of Directors and Shareholder


Linens 'n Things, Inc.:



     We have reviewed the consolidated balance sheets of Linens 'n Things, Inc. (formerly Bloomington, MN., L.T., Inc.) and Subsidiaries as of September 30, 1995 and September 28, 1996, the related consolidated statements of operations and cash flows for the thirty-nine weeks ended September 30, 1995 and September 28, 1996 and the consolidated statement of shareholder's equity for the thirty-nine weeks ended September 28, 1996. These financial statements are the responsibility of the Company's management.



     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical review procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.



     Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.



/s/  KPMG Peat Marwick LLP



New York, New York


October 18, 1996, except as to paragraph 2 of


note 11, which is as of November 15, 1996